EXHIBIT 10.14

ASSET PURCHASE AGREEMENT WITH U-SWIRL YOGURT, INC.
DATED SEPTEMBER 19, 2008

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of the 19th day of September, 2008, by and among U-SWIRL YOGURT, INC., a Nevada corporation (“Seller”); HEALTHY FAST FOOD, INC., a Nevada corporation (“HFF”); and U-SWIRL INTERNATIONAL, INC., a Nevada corporation (“USI”).  HFF and USI may be collectively referred to below as (“Buyer”).

RECITALS

A.           Seller currently operates that certain frozen yogurt business known as U-Swirl Yogurt (the “Business”), which business operates a frozen yogurt store located at 790 Coronado Center Drive, Henderson, Nevada 89052 (the “Existing Outlet”).

B.           Among other assets, Seller owns certain intangible assets relating to the Business, as described below in this Agreement (the “System”).

C.           USI is a newly-formed entity and a wholly owned subsidiary of HFF.

D.           Seller desires to sell the System to Buyer, and Buyer desires to purchase the System, in accordance with the terms of this Agreement.  Seller understands that Buyer intends that the System will immediately upon Closing (as defined below) be owned solely by USI.

ARTICLE 1.

AGREEMENT TO SELL

1.1.           Purchased Assets.  Seller agrees to sell and, at the Closing, will transfer and deliver to USI all of the following assets owned by Seller and related to the Business (the “Purchased Assets”), which assets constitute the System; including but not limited to, the following:

(a)           All names, trade names, trademarks, service marks, and commercial symbols used by Seller in the operation of the Business and the System (the “Marks”), which are set forth on the Schedule of Marks, attached to this Agreement as Exhibit A and incorporated herein by this reference.

(b)           The current “trade dress,” including the store layout, of the Existing Outlet (collectively, the “Trade Dress”).

(c)           All internet domain names associated with the Business and the System (the “Domain Names”), which are set forth on the Schedule of Domain Names, attached to this Agreement as Exhibit B and incorporated herein by this reference.

(d)           All works subject to copyright used in, or related to, the Business and the System; including, but not limited to, the content on any website owned by Seller that is subject to a copyright of Seller.

(e)           All right, title and interest of Seller in or under all contracts, agreements, instruments, certificates, permits and licenses that relate to the Business and that are being assigned to USI, as set forth on the Schedule of Contracts attached to this Agreement as Exhibit C and incorporated herein by this reference (collectively the “Contracts”).

(f)           All goodwill in the Business and the System, all methods of operation of the Business and the System, and all other intangible property and intangible property rights of whatever kind or nature related to the Business and the System.

1.2.           Encumbrances.  All of the Purchased Assets will be sold, conveyed, transferred, and assigned by Seller to Buyer at the Closing free and clear of all liens and encumbrances.

1.3           No Assumption of Liability.  Buyer will not assume any liabilities of Seller, the Business, or the System of any kind; including, but not limited to, any of Seller’s contracts with vendors, suppliers or servicemen (except for liabilities arising after the Closing Date, as defined below, in the case of contracts Seller assigns to USI), or Seller’s employees’ salaries, taxes, benefits, or other expenses.

ARTICLE 2.

PURCHASE AND PURCHASE PRICE

2.1.           Agreement of Purchase.  Buyer purchases, upon the terms and subject to the conditions of this Agreement, the Purchased Assets as described in Article 1 above, and will pay to Seller the Purchase Price, as defined below, in the manner and upon the terms set forth below.

2.2.           Purchase Price.  The total consideration (the “Purchase Price”) to be paid by Buyer to Seller is 100,000 restricted shares of HFF common stock (the “HFF Shares”). The Purchase Price shall be allocated among the Purchased Assets as follows:

Intellectual Property                                 100,000  shares

TOTAL:                                                      100,000 shares

The allocation above may be adjusted by agreement of the parties at, or after, Closing.

2.3.           Payment of Purchase Price.  Buyer shall pay the Purchase Price at Closing by delivering to Seller at Closing a certificate for the HFF Shares registered in the new name of Seller (as provided for in Section 6.1 below).

ARTICLE 3.

DUE DILIGENCE

3.1           Due Diligence of Buyer.   Buyer acknowledges that it has had sufficient time to review the documents of Seller as it deemed appropriate, and to inspect and review all of the Purchased Assets.  Buyer accepts the Purchased Assets.

ARTICLE 4.

SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1.           Representations, Warranties and Covenants of Seller.  Seller represents, warrants, and covenants to Buyer that the statements contained in this Article 4 are correct and complete as of the date of this Agreement, will be performed and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4).

(a)           Organization of Seller.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b)           Authorization of Transaction.  The directors of Seller have duly recommended to the shareholders of Seller this transaction and the material terms of this Agreement, and the shareholders have duly approved this transaction and the material terms of this Agreement.  Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and performance of Seller’s obligations requires no further action or approval to constitute this Agreement as a binding and enforceable obligation of Seller.

(c)           Marketable Title.  Seller has good and marketable fee simple title to the Purchased Assets.

(d)           Rights in Intellectual Property.  Seller is the exclusive owner of the Marks, the Domain Names, the Trade Dress, the content on websites associated with any of the Domain Names, and the other intellectual property being transferred to Buyer under the terms of this Agreement (collectively, the “Intellectual Property”).  Seller is not aware of any pending or threatened claims against Seller asserting rights in any of the Intellectual Property or asserting trademark infringement, copyright infringement, or patent infringement.

(e)           Scope of Intellectual Property.  The marks listed in Exhibit A to this Agreement constitute all the registered and unregistered marks owned by Seller that include the name “U-Swirl” or its variations, and all other marks that are being used, or have been used in the past, in connection with the Business or the System.  The domain names listed in Exhibit B to this Agreement constitute all the domain names owned by Seller that include the name “U-Swirl” or its variations or that are being used, or have been used in the past, in connection with the Business or the System.  If any other registered or unregistered marks or any other domain names were used by Seller in connection with the Business or the System, Seller transfers those marks and/or domain names to Buyer.  Seller has no patents registered or pending, or licensed to Seller by a third party, that relate in any way to the Business or the System.

(f)           Encumbrances.  At the time of Closing, the Purchased Assets will be free of any liens, encumbrances, or other restrictions.

(g)           Possession; Transfer.  Seller has the exclusive right of possession of the Purchased Assets, and no restrictions on transfer of the Purchased Assets exist.

(h)           Third Party Rights.  No person or entity, except as set forth in this Agreement, has any rights in or to acquire the Purchased Assets or any part of them.

(i)           Taxes.  Seller has paid, or by the Closing will have paid, all taxes of any kind or nature on or related to the Purchased Assets.

(j)           Litigation.  There are no actions, suits, or proceedings that have been instituted or, to Seller’s knowledge, threatened against or affecting the Purchased Assets, at law or in equity, or before any federal, state, or municipal governmental commission, board, bureau, agency, or instrumentality that will materially adversely affect the value or use of the Purchased Assets.

(k)            Compliance With Law.  Seller has received no notice of any violation of any law, regulation, or other governmental requirement affecting the Purchased Assets.  Seller has no reason to believe that any governmental authority contemplates issuing any notices, or that any violation exists.

(l)            Noncontravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transaction contemplated by it will: (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which Seller is subject, or any provision of its charter; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, license, sublicense, agreement or other arrangement to which Seller is a party or by which it is bound or to which any of the Purchased Assets is subject.  Seller does not need to give any notice to, or make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency for the parties to consummate the transaction contemplated by this Agreement.

(m)           Investment in HFF Shares.  Seller: (i) understands that the HFF Shares have not been, and will not be, registered under the Securities Act of 1933, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the HFF Shares solely for its own account for investment purposes, and not with a view to the distribution thereof (except to the shareholders of Seller, if so desired by Seller), (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the HFF Shares, and (v) is able to bear the economic risk and lack of liquidity inherent in holding the HFF Shares.

If any of the warranties above are not substantially true at the Closing, Buyer may cancel this Agreement at the Closing, whereupon neither party will have further obligation or any liability.

ARTICLE 5.

BUYER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1.           Representations, Warranties and Covenants of Buyer.  Buyer represents, warrants, and covenants to Seller that the statements contained in this Article 5 are correct and complete as of the date of this Agreement, will be performed, and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 5).

(a)           Organization of Buyer.  HFF and USI are each a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b)           Authorization of Transaction.  Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

(c)           Noncontravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transaction contemplated by it will: (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject, or any provision of HFF’s or USI’s charter; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any contract, license, sublicense, franchise, agreement or other arrangement to which Buyer is a party or by which it is bound that could have any adverse effect on Seller.  Buyer does not need to give any notice to, or make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency for the parties to consummate the transaction contemplated by this Agreement.

ARTICLE 6.

CONTINUED OPERATION AND EXPANSION OF SELLER’S BUSINESS

6.1.           Entity Name Change.  On the Closing Date, Seller agrees to file with the Nevada Secretary of State the proper document(s) to change Seller’s entity name from U-Swirl Yogurt, Inc. to a name that does not contain the name “U-Swirl,” “U Swirl,” “Swirl,” or any similar name. Seller will advise Buyer of that new entity name prior to or at Closing.  Seller will not thereafter change its entity name back to U-Swirl Yogurt, Inc. or to any name that contains the name “U-Swirl,” “U Swirl,” “Swirl,” or any similar name.  References to Seller in this Agreement are to Seller as it is renamed after the name is changed.

6.2.           Continued Operation of Existing Outlet.

(a)           License Agreement.  At Closing, Seller and USI shall enter into a license agreement, in the form of agreement attached to this Agreement as Exhibit D, and incorporated herein by this reference (the “License Agreement”), authorizing Seller to use the Marks and the System in the continued operation of the Existing Outlet.

(b)           Franchise Agreement.  At the time that USI is ready to begin offering franchises to third parties, Seller agrees to execute a franchise agreement in the then-current form of franchise agreement being offered, or to be offered, to third parties, which franchise agreement will supersede the License Agreement; except that the terms of the franchise agreement will be modified as follows: (i) Seller will not be required to pay an initial franchise fee or royalties to USI, (ii) Seller’s advertising fund fees will be waived for at least the first six months after the franchise agreement becomes effective, (iii) USI will not provide the initial training program or any other pre-opening training to Seller; and (iv) USI will not be obligated to provide store opening assistance or any on-going training or assistance  to Seller, although USI may, at its sole option, elect to do so.

6.3.           Establishment of Additional Outlets.

(a)           Approval of Requests for Expansion.  Seller may at any time and from time to time request approval from USI to establish and operate additional Business outlets (besides the Existing Outlet) operating under the Marks in the following cities in Nevada:  Henderson, Boulder City, and Pahrump (collectively, the “Territory”).  USI will not unreasonably withhold its approval; provided, however, that Seller must be in full compliance with this Agreement, and all license agreements, franchise agreements, and other agreements between Seller and Buyer.

(b)           Conditions of Expansion.  Seller may establish and operate one or more additional Business outlets in the Territory only if USI has given its approval, as specified above, and Seller complies with all of the following conditions for each new Business outlet:

(1)           Seller must provide USI with information about the proposed site for the Business outlet as requested by USI, and Seller must receive approval for the site from USI (which approval will not be unreasonably withheld).

(2)           Seller must, at USI’s sole determination, execute either: (a) a license agreement similar to the License Agreement (in which case the site approval condition above is waived); or (b) a franchise agreement in the then-current form of franchise agreement being offered, or to be offered, to third parties by USI at that time; except that the terms of the franchise agreement will be modified as follows:  (i) The initial franchise fee will be $5,000.00; (ii) the royalty fee will be 1% of gross sales (or of whatever term is used in the then-current form of franchise agreement as the basis for the royalty fee); (iii) USI will not provide the initial training program or any other pre-opening training to Seller; and (iv) USI will not be obligated to provide store opening assistance or any on-going training or assistance  to Seller, although USI may, at its sole option, elect to do so.  Seller’s requirement to pay advertising fund fees will be the same as in the then-current form of franchise agreement.

ARTICLE 7.

TRAINING FACILITY

7.1.           Existing Outlet as Training Facility.  Beginning on the Closing Date, and continuing for as long as Seller operates the Existing Outlet, or until such earlier date on which USI no longer needs use of the facility, Seller will permit USI to use the Existing Outlet as a training facility.  During this time, USI may place its employees, prospective franchisees or their employees, and/or other persons in the Existing Outlet for the purposes of providing training to those people in the operation of a U-Swirl Frozen Yogurt business.

7.2           No Additional Compensation.

(a)           Regardless of the extent of USI’s use of the Existing Outlet as a training facility, neither USI nor HFF is obligated to pay any compensation or remuneration of any kind to Seller for the use of the Existing Outlet for this purpose.

(b)           Subject to modification if required by applicable law, Seller is not obligated to pay any compensation to any person placed into the Existing Outlet by USI for training; and if any compensation is required to be paid to any such person, USI will be responsible for paying that compensation.

ARTICLE 8.

CONDITIONS TO CLOSE

8.1.           Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the transaction to be performed by it in connection with the Closing is subject to satisfaction of all of the following conditions:

(a)           Representations and Warranties.  The representations and warranties set forth in Article 4 above are true and correct in all material respects at and as of the Closing Date.

(b)           No Litigation.  No material action, suit, or proceeding is pending or threatened before any court or quasi-judicial or administrative body, in any federal, state, local, or foreign jurisdiction, nor is any unfavorable judgment, order, decree, stipulation, injunction, or charge pending or threatened that would (i) prevent consummation of the transaction contemplated by this Agreement, or (ii) cause the transaction contemplated by this Agreement to be rescinded following consummation; and no such judgment, order, decree, stipulation, injunction, or charge is in effect.

(c)            Form of Documents.  All actions to be taken by Seller in connection with the consummation of the transaction contemplated by this Agreement and all certificates, opinions, instruments, and other documents required to effect the transaction contemplated by this Agreement are satisfactory in form and substance to Buyer and its counsel.

Buyer may, at its sole election, waive any conditions specified in this Section if it executes a writing so stating at or prior to the Closing, or if it proceeds with the Closing.

8.2.           Conditions to Obligations of Seller.  The obligation of Seller to consummate the transaction to be performed by it in connection with the Closing is subject to satisfaction of all of the following conditions:

(a)           Representations and Warranties.  The representations and warranties set forth in Article 5 above are true and correct in all material respects at and as of the Closing Date.

(b)           No Litigation.  No material action, suit, or proceeding is pending or threatened before any court or quasi-judicial or administrative body, in any federal, state, local, or foreign jurisdiction, nor is any unfavorable judgment, order, decree, stipulation, injunction, or charge pending or threatened that would (i) prevent consummation of the transaction contemplated by this Agreement, or (ii) cause the transaction contemplated by this Agreement to be rescinded following consummation; and no such judgment, order, decree, stipulation, injunction, or charge is in effect.

(c)           Form of Documents Satisfactory.  All actions to be taken by Buyer in connection with the consummation of the transaction contemplated by this Agreement and all certificates, opinions, instruments and other documents required to effect the transaction contemplated by this Agreement are satisfactory in form and substance to Seller and its counsel.

Seller may, at its sole discretion, waive any conditions specified in this Section if it executes a writing so stating at or prior to the Closing, or if it proceeds with the Closing.

ARTICLE 9.

CLOSING

9.1.           The Closing.  The closing of the transaction contemplated by this Agreement (the “Closing”) will take place at the offices of Buyer, commencing at ______ a.m., local time, on September ___, 2008, or such other business day and/or time as agreed to by the parties  (the “Closing Date”).

9.2.           Deliveries at the Closing.  At the Closing, the parties will deliver all of the following:

(a)	Seller shall deliver to Buyer all of the following documents:

(i)           Assignments for the Contracts and Domain Names properly executed and acknowledged, in such form as USI reasonably requests.

(ii)           A copy of a resolution or consent minutes of Seller’s Board of Directors and shareholders authorizing and approving this transaction.

(iii)           The License Agreement, signed on behalf of Seller.

(iv)           Such other instruments of sale, transfer, conveyance, and assignment as Buyer reasonably may request.

(b)           Buyer shall deliver to Seller all of the following documents:

(i)           A stock certificate of HFF representing the Purchase Price, registered in the new name of Seller.

(ii)           The License Agreement, signed on behalf of USI.

(iii)           Such other instruments of sale, transfer, conveyance, and assignment as Seller reasonably may request.

9.3           Prorations. Personal property ad valorem taxes related to the Purchased Assets and prepaid fees under any contracts being assigned, if any, and all other customary closing costs incurred, if any, shall be prorated to the Closing Date based upon actual days involved.  If those charges are unavailable at the Closing Date, a readjustment of these items will be made within 30 days after the Closing.  The proration of personal property taxes will be based upon the most recent assessed value of the applicable portion of the Purchased Assets and the most recent mill levy figures as available from the County Assessor’s office for the county where the Purchased Assets are located and will be a final proration.  All special taxes, charges, and assessments affecting the Purchased Assets payable in installments, if any, will be prorated between Buyer and Seller based upon the period covered by the installment.

9.4       Possession.  Possession by USI of the Purchased Assets will occur on the Closing Date at Closing.

ARTICLE 10.

INDEMNIFICATION

10.1                      Indemnification by Seller.  Seller agrees to indemnify and hold HFF and USI, and their respective directors, officers, employees, agents, representatives, successors, and assigns (collectively, including HFF and USI, the “Buyer’s Group Members”) harmless from and against any and all claims, demands, losses and expenses incurred by any Buyer’s Group Member in connection with or arising from failure or default of any of the covenants, agreements, representations, or warranties of Seller under this Agreement, all known debts of Seller as of the Closing Date, and any and all amounts that might be claimed, asserted, or established for as deficiencies in or with respect to federal or state income taxes, or franchise and other taxes and charges against Seller; and all such deficiencies with respect to operations and business of Seller and the Existing Outlet during the current fiscal year up to the Closing Date.  If any claim is asserted for which Seller will be obligated to indemnify the Buyer’s Group Members pursuant to this provision, Seller shall, within 10 days after receiving written notice of such claim, notify the Buyer’s Group Members in writing whether Seller does or does not have any objection to the payment of the claim.  Seller shall not object to the payment of any such claim unless Seller shall at the same time inform the Buyer’s Group Members in writing that Seller disputes the claim, in whole or in part, and Seller promptly initiates proper proceedings to contest the claim and undertake the appropriate defense thereof at Seller’s sole cost and expense, and in a manner that may be effective to protect against liability in connection therewith.  If within the 10-day period, Seller has no objection to the payment of the claim, Seller shall be obligated to pay such claim within 10 days after the expiration of the 10-day notice period.  The failure of Seller to pay the claim will constitute full authority to the Buyer’s Group Members to either contest the claim or pay the claim.  In that event, the Buyer’s Group Members will be entitled to receive from Seller immediately the amount paid, and Seller will have no right to contest the validity of the creditor’s claim against Seller or the Buyer’s Group Members, as the case may be.  In the event Seller, within the above mentioned 10-day period, objects in writing to the payment of the claim, and promptly initiates proper proceedings to contest the claim and undertake the appropriate defense thereof, then the Buyer’s Group Members will not have the authority to pay the claim as herein provided, unless and until the claim in whole or in part is finally determined to be due and owing.  In that situation, the parties will be bound by the foregoing provision with respect to payment of claims.  In the event Seller fails to indemnify and hold the Buyer’s Group Members harmless from any matter described in this paragraph within a reasonable time, or fails to pay any obligations of Seller in a timely manner, the Buyer’s Group Members may cure the default, pay any obligations of Seller, and demand immediate reimbursement from Seller.

 10.2                      Indemnification by Buyer.  Buyer agrees to indemnify and hold Seller, its directors, officers, employees, agents, representatives, successors, and assigns (collectively, including Seller, the “Sellers Group Members”) harmless from and against any and all claims, demands, losses, and expenses incurred by any Sellers Group Member in connection with or arising from any breach or failure to perform by Buyer any of its agreements, covenants, or obligations in this Agreement or any other agreement between the parties; or any breach of any warranty or the inaccuracy of any representation of Buyer contained in this Agreement.

ARTICLE 11.

MISCELLANEOUS

11.1.                      Survival.  All of the representations, warranties, and covenants of Buyer and Seller contained in this Agreement, and each party’s respective indemnification provision, will survive the Closing.  Seller’s obligations under Article 6 and Article 7 of this Agreement will survive the Closing.

11.2.                      No Third-Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any entity or person other than the parties and their respective successors and permitted assigns.

11.3.                      Entire Agreement.  This Agreement, including the exhibits and documents referred to in this Agreement, constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, that may have related in any way to the subject matter of this Agreement.

11.4.                      Succession and Assignment.  This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  No party may assign this Agreement or any of its rights, interest, or obligations hereunder without the prior written approval of the other party; except that USI may assign its rights and obligations under Sections 6.2 and 6.3 of this Agreement to a successor entity without approval of Seller.

11.5.                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

11.6.                      Headings.  The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7.                      Notices.  All notices, requests, demands, claims or other communications shall be given in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if it is personally delivered, or sent by certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

(a)           If to Seller:                                                                (b)           If to Buyer:

Justin Cartwright                                                                        Henry Cartwright
U-Swirl Yogurt, Inc.                                                                  Healthy Fast Food, Inc. / U-Swirl International, Inc.
1075 American Pacific Suite C                                               1075 American Pacific Suite C
Henderson, NV  89074                                                             Henderson, NV  89074

Any party may change the address to which notices are to be delivered by giving the other party(ies) notice in a manner set forth above.

11.8.                      Governing Law.  This Agreement will be governed and construed in accordance with the laws of the State of Nevada.

11.9.                      Amendments and Waivers.  No amendment of any provision of this Agreement will be valid unless it is in writing and signed by the parties.  No waiver by any party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent fault, misrepresentation, breach of warranty or covenant under this Agreement, or effect in any way any rights arising by virtue of any prior or subsequent occurrence.

11.10.                      Severability.  Any term or provision of this Agreement that is invalid or unenforceable under applicable law will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.11.                      Expenses.  Except as specified below, Buyer and Seller will each bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transaction contemplated by this Agreement.

11.12.                      Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. The parties intend that each representation, warranty, and covenant contained in this Agreement will have independent significance.

11.13                      Attorney’s Fees.  If any action is instituted by any party to interpret or enforce any provisions of this Agreement, the prevailing party (or parties) is entitled to recover reasonable attorneys’ fees and costs, in both the trial court and appellate court (if applicable).

11.14.                      Further Assurances.  From time to time after the execution of this Agreement or the Closing, Seller shall, if reasonably requested by Buyer, make, execute and deliver to Buyer such additional assignments, bills of sale, or other instruments of transfer as may be necessary or proper to transfer to Buyer all of Seller’s right, title, and interest in and to any of the Purchased Assets.  Buyer shall likewise execute and deliver to Seller any instruments or documents necessary to carry out the intent and purposes of this Agreement.

SELLER:	BUYER:

U-SWIRL YOGURT, INC.	HEALTHY FAST FOOD, INC.

By: /s/ Justin Cartwright	By: /s/ Henry Cartwright
Justin Cartwright	Henry Cartwright
President	President

U-SWIRL INTERNATIONAL, INC.

By: /s/ Henry Cartwright
Henry Cartwright
President

EXHIBIT A

Schedule of Marks

“u-swirl FROZEN YOGURT and Design,” U. S. Serial Number 77/561907
“U and Design,” U. S. Serial Number 77/561906
“Worth the Weight,” U. S. Serial Number 77/561905

EXHIBIT B

Schedule of Domain Names

U-SWIRL.COM
U-SWIRL.NET
U-SWIRLFROZENYOGURT.COM
U-SWIRLFROZENYOGURT.NET
U-SWIRLYOGURT.COM
U-SWIRLYOGURT.NET
USWIRLFROZENYOGURT.COM
USWIRLFROZENYOGURT.NET
USWIRLYOGURT.COM
USWIRLYOGURT.NET

EXHIBIT C

Schedule of Contracts

Internet Domain Name Registrations Contract with Go Daddy.Com, Inc., paid through November 28, 2008.

EXHIBIT D

License Agreement

LICENSE AGREEMENT

THIS AGREEMENT (“Agreement”) is made effective as of the ___ day of __________, 20__ (the “Effective Date”), between U-SWIRL INTERNATIONAL, INC., a Nevada corporation, located at 1075 American Pacific Suite C, Henderson, Nevada  89074 (“USI”); and U-SWIRL YOGURT, INC., to be known as U CREATE ENTERPRISES INCORPORATED, a Nevada corporation, located at 1075 American Pacific Suite C, Henderson, Nevada  89074 (“Licensee”).

RECITALS

A.           USI and Licensee entered into that certain Asset Purchase Agreement, dated as of the same date of this Agreement (the “Purchase Agreement”).

B.           Under the terms of the Purchase Agreement, Licensee transferred to USI all of its ownership in the following service marks (collectively, the “Marks”):

1.           “u-swirl FROZEN YOGURT and Design,” U. S. Serial Number 77/561907
2.           “U and Design,” U. S. Serial Number 77/561906
3.           “Worth the Weight,” U. S. Serial Number 77/561905

C.           The Marks were used by Licensee in connection with the operation of a U-Swirl Frozen Yogurt business.

D.           Under the terms of the Purchase Agreement, Licensee also transferred to USI all of its ownership in certain other intellectual property (including “trade dress,” which includes store layout; and copyrighted materials) used by Licensee in the operation of a U-Swirl Frozen Yogurt Business, as referred to in the Purchase Agreement (the “Licensed Property”).

E.           Under the terms of the Purchase Agreement, USI and Licensee agreed to enter into an agreement by which Licensee may continue to use the Marks and Licensed Property in the operation of its existing U-Swirl Frozen Yogurt outlet, until USI and Licensee enter into a new agreement that will supersede this Agreement, or until such other date that this Agreement terminates.

F.           Licensee understands that USI may (i) add to, delete, or otherwise modify the Marks and Licensed Property; (ii) create new methods of operation; (iii) create its own proprietary materials; and/or (iv) otherwise develop the U-Swirl Frozen Yogurt system by establishing new outlets or otherwise. (The Licensed Property, methods of operation, proprietary materials and information, and know-how used in connection with the operation of U-Swirl Frozen Yogurt outlets, as applicable and as may be modified from time to time, are collectively referred to below as the “System”).

g.           Licensee recognizes the necessity and desirability of protecting the reputation, goodwill, trade secrets, and confidential business information of USI and the System; and that disclosure of trade secrets and confidential business information, including specifics of the System to any third party not authorized to receive the information, will cause irreparable damage and harm to USI and the System.

AGREEMENT

1.   The License.  USI grants Licensee a non-exclusive license (the “License”) to use the Marks and the System, as the Marks and the System may be modified from time to time by USI, on and in connection with the operation of Licensee’s U-Swirl Frozen Yogurt outlet (the “Services”) located at 790 Coronado Center Drive, Henderson, Nevada 89052 (the “Licensed Location”).

2.   Term of Agreement and License.  The term of this Agreement and the License will be ten years from the Effective Date, unless sooner superseded by another agreement between USI and Licensee, or unless terminated as specified below in this Agreement.

3.   License Fee.  The License Fee is waived.  The consideration for this Agreement and the License is contained in the Purchase Agreement.

4.   Changes in the Marks.   If USI creates any new service mark(s) or trademark(s) for use in a U-Swirl Frozen Yogurt outlet, the new mark(s) will automatically be subject to this Agreement, and considered to be among the Marks referred to in this Agreement, upon written notification from USI to Licensee specifying the new mark(s).

5.   Changes in the System. If USI adds to, deletes, or otherwise modifies any of the Licensed Property or other elements of the System, the Licensed Property or other elements of the System, as supplemented, decreased, or otherwise modified will automatically be subject to this Agreement, and considered to be the Licensed Property and/or System referred to in this Agreement, upon written notification from USI to Licensee specifying the modification.

6.   Limitations on Use of Marks and the System.

a.   Licensee agrees to use the Marks only in connection with the Services, and only as specified from time to time by USI.  Licensee further agrees to offer only goods and services under the Marks that meet the standards and specifications of quality and otherwise as established by USI from time to time (the “Standards and Specifications”).  The initial Standards and Specifications are set forth or described in the attached Rider, and made a part of this Agreement.  USI may change the Standards and Specifications from time to time, and Licensee agrees to comply with the new Standards and Specifications within a reasonable time.

b.   To the extent that the Licensed Property or other elements of the System affect the quality of goods or services provided by Licensee under the Marks or the trade dress of Licensee’s U-Swirl Frozen Yogurt outlet:  (i) Licensee agrees to use the Licensed Property only as it was using the Licensed Property immediately prior to the effectiveness of the Purchase Agreement, or as otherwise specified from time to time by USI; and (ii) Licensee agrees to use the other elements of the System as specified from time to time by USI.

c.   Licensee acknowledges and agrees that it is permitted to use the Marks and the System only at, or in connection with the operation of, a U-Swirl Frozen Yogurt outlet at the Licensed Location.

d.   Licensee shall not, directly or indirectly, apply to register, register, or otherwise seek to control or in any way use (except as expressly permitted by this Agreement, and recognizing that Licensee previously applied to register the Marks that have been assigned to USI in the Purchase Agreement) “U-Swirl,” “U-Swirl Yogurt,” or any other of the Marks, or any confusingly similar form or variation, in any place or jurisdiction either within or outside the United States; nor will Licensee assist any third parties to do so.

e.   Licensee agrees: (1) that it will not post any of USI’s confidential information on the Internet, and (2) that it will not post any USI copyrighted material or information on the Internet without USI’s prior written permission; nor shall Licensee assist any third party in doing so.

7.   Prior Approval of USI Required for Advertising and Promotional Materials.  Licensee agrees to submit to USI for its approval prior to use all advertising and other promotional materials that include the Mark, including any material that is contained in any website owned by Licensee or otherwise is placed by, or under the direction of, Licensee on the Internet, which approval will not be unreasonably withheld.

8.   Determination of Quality of Services and Goods; Samples and Access to Premises.  USI has the sole right to determine whether the Services, and the goods provided as part of the Services, being offered and/or sold by Licensee are consistent with the Standards and Specifications.  USI has the right to require from time to time that Licensee submit samples of the goods sold under the Marks to USI for testing and/or other methods of evaluation.  Licensee agrees to provide to USI’s representatives access to its business premises to inspect the performance of the Services or inspect the goods sold under the Marks.

9.   Ownership, Rights, and Goodwill.  Licensee acknowledges and agrees that the Marks and the System, all rights in the Marks and the System, and the goodwill pertaining to the Marks and the System belong exclusively to USI; and that all rights resulting from Licensee’s use of the Marks and the System inure to the benefit of USI.

10.   Third-Party Infringement.  Immediately upon becoming known to Licensee, Licensee shall notify USI of any infringement of the Marks, any challenge to its use of any of the Marks, and/or any claim by any person of any rights in any of the Marks. Licensee agrees that it will not communicate with any person other than representatives of USI in connection with any such infringement, challenge, or claim.  USI will have sole option whether to take any action related to any infringement, challenge, or claim, as it deems appropriate.  USI will have the right to exclusively control any litigation, or any U. S. Patent and Trademark Office or other proceeding arising out of any infringement, challenge, or claim, or otherwise relating to any of the Marks.  Licensee agrees to execute any and all instruments and documents, render such assistance, and do such acts and things as may, in the opinion of USI, be necessary or advisable to maintain USI’s interests in any such litigation or U. S. Patent and Trademark Office or other proceeding; or to otherwise protect and maintain USI’s interest in the Marks.

11.   Confidentiality.

a.   Licensee acknowledges that USI may provide to Licensee information that is confidential information of USI, and that constitutes trade secrets and remains the sole exclusive property of USI.  Confidential information includes: (1) information about products, services, or procedures used in the System before they become public knowledge; and (2) other information disclosed to Licensee through confidential notifications and/or an operating manual (if a manual is created by USI).  To the extent that Licensee transferred/transfers to USI, in connection with the Purchase Agreement or otherwise, any trade secrets or other confidential information that Licensee used in connection with the operation of its U-Swirl Frozen Yogurt outlet, Licensee agrees those trade secrets and that confidential information are trade secrets and confidential information solely of USI.  Licensee shall not disclose any such information, except as authorized by USI.  Licensee shall return all materials such as manuals, recipes, menus, brochures and the like, and other materials received from USI, to USI upon the termination of this Agreement for any cause (other than it being superseded by a new agreement concerning its subject matter).  This provision will survive termination of this Agreement to the extent not superseded by another agreement between the parties.

b.   If asked to do so by USI, before disclosing confidential information or trade secrets to its employees or other representatives, Licensee will require those people to sign confidentiality agreements in a form supplied by, or approved by, USI, binding those people not to disclose the information except as may be authorized in the agreement.  In any case, Licensee agrees it will take all steps necessary at Licensee’s own expense, to protect the confidential information and trade secrets mentioned in this Agreement.

12.   No Sublicenses by Licensee.  Licensee has no right to sublicense the Marks or the Licensed Property.

13.   Rights Retained by USI.  Licensee acknowledges and agrees that USI retains the right to use, or to license to any third party the use of, the Marks, the Licensed Property, and/or the other elements of the System for any and all goods or services, at any location other the Licensed Location or within the Territory, as specified in the Purchase Agreement.  Licensee acknowledges and agrees that USI retains the right to own and/or operate, or to license or franchise others to own and/or operate, U-Swirl Frozen Yogurt outlets or other outlets providing goods and/or services similar to those provided by Licensee at any location other the Licensed Location or within the Territory, as specified in the Purchase Agreement.

14.   Indemnification by USI.  USI agrees that Licensee will have no liability, and USI will indemnify, defend, and hold Licensee, and its directors, officers, employees, agents, and representatives (collectively, the “Licensee Affiliates”) harmless against any and all damages, liabilities, attorneys’ fees, or costs incurred by Licensee or the Licensee Affiliates in defending against any third-party claims or threats of claims under trademark, copyright, or unfair competition or deceptive trade practices acts arising from Licensee’s use of the Marks or the System in full compliance with this Agreement.  Licensee and the Licensee Affiliates may, at their own expense, appear through counsel of their own choosing to defend themselves against any such action.

15.   Indemnification by Licensee.  Licensee agrees that USI will have no liability, and Licensee will indemnify, defend, and hold USI, and its directors, officers, employees, agents, and representatives (collectively, the “USI Affiliates”), harmless against any and all damages, liabilities, attorneys’ fees or costs incurred by USI or the USI Affiliates in defending against any third-party claims or threats of claims arising from the business or products of Licensee or the Licensee Affiliates, or Licensee’s or the Licensee Affiliates’ use of the Marks or the System other than in full compliance with this Agreement.  USI and the USI Affiliates may, at their own expense, appear through counsel of their own choosing to defend themselves in any such action.

16.   Termination of Agreement and License.  Licensee may terminate this Agreement and the License at any time upon written notice to USI.  This Agreement and the License may not be terminated by USI unless any of the following events occur: (a) Licensee ceases to do business; (b) Licensee ceases to operate a business offering the Services under the Marks and the System; (c) Licensee breaches any of the terms of this Agreement, provided that Licensee will have ten days after the receipt of written notice from USI specifying the breach in which to cure the breach, if the breach is curable; or (d) USI and Licensee agree to an earlier termination of this Agreement (such as by entering into a superseding agreement).

17.   Effect of Termination; Obligations of Licensee.  Licensee agrees that if this Agreement expires or terminates for any reason, except if it is superseded by a new agreement between Licensee and USI covering its subject matter, Licensee will do all of the following:

a.           Immediately cease using the Marks and the Licensed Property, including a complete de-identification of Licensee’s U-Swirl Frozen Yogurt outlet as a U-Swirl Frozen Yogurt outlet.

b.           Immediately return to USI all material containing any Marks or Licensed Property.

c.           Promptly cease using all Listings (as defined below), and if instructed by USI to do so, promptly execute all forms and documents required by USI and any service provider at any time to transfer the service and any related Listings to USI; and refrain from entering any “call forwarding” or similar instruction with a service provider that has the effect of circumventing the unconditional obligation of Licensee to surrender and cease using all Listings.  For purposes of this Agreement, “Listings” means Licensee’s telephone or facsimile numbers and Yellow Pages listings/advertisements or other business listings or directories, including any website, domain name, or other Internet usage.  Upon termination of this Agreement and the License, USI will have the immediate right to the Listings and to have the service transferred to USI.  Licensee appoints USI its true and lawful agent and attorney-in-fact with full power and authority for the sole purpose of taking such action as is necessary to complete this assignment.  Licensee shall not thereafter use the Listings at or in connection with any subsequent business owned or operated by Licensee, its officers, directors, shareholders, employees, or representatives, or for any other purpose.  The obligations of Licensee in this provision are also obligations of the Licensee Affiliates.

d.           Immediately cease operating a business offering frozen yogurt or ice cream or similar products at the Licensed Location, and not operate a business of that type at the Licensed Location or within one mile of any U-Swirl Frozen Yogurt outlet for a period of two years thereafter.  The prohibitions on subsequent use of the Marks stated above apply to the use of the words “formerly,” “former,” “formerly associated,” or any words conveying similar meaning and used in conjunction with the Marks.  The obligations of Licensee in this provision are also obligations of the Licensee Affiliates.

e.           If a court of competent jurisdiction determines that restrictions in the preceding paragraph are excessive in time, geographic scope, or otherwise, the court may reduce the restriction to the level that provides the maximum restriction allowed by law.

f.           The obligations of this Section and this power of attorney referred to above in this Section will survive the termination of this Agreement.

18.   Assignment.  USI may assign or otherwise transfer this Agreement to any party that acquires the ownership of, or a license to sublicense, the Marks or the System.  This Agreement is personal to Licensee, and as such, it is not assignable by Licensee.

19.   Independent Contractors. The relationship between USI and Licensee is that of independent contractors.  Licensee is in no way to be deemed a partner, joint venturer, agent, employee, or servant of USI.  Licensee has no authority to bind USI to any contractual obligation or incur any liability for or on behalf of USI.  Licensee shall install a sign at its U-Swirl Frozen Yogurt outlet, at a location and in a form designated by USI, indicating that Licensee is an independent contractor and is the owner of the outlet.  Licensee shall identify itself as an independent owner of the outlet and the business in all dealings with customers, lessors, contractors, suppliers, public officials, employees, and others.  Licensee shall put notices of this independent ownership on signs, forms, stationery, advertising, and other materials as USI may at any time require.

20.   Illegality; Survival.  If any of the terms, conditions, or provisions of this Agreement violate or contravene any applicable laws, that/those term(s), condition(s), or provision(s) will be deemed not a part of this Agreement, and the remainder of this Agreement will remain in full force and effect.

21.   No Guaranty of Licensee’s Success.  Licensee acknowledges that USI has made no guarantees or representations concerning the success of Licensee’s business or the License granted by this Agreement.  Licensee has been informed and acknowledges its understanding that because of the highly competitive nature of the business involved, successful operation of its U-Swirl Frozen Yogurt business will depend in part, upon the best efforts, capabilities, management, and efficient operation by Licensee; as well as the general economic trend and other local marketing conditions.

22.   Notices.  All notices specified by this Agreement or required by law must be in writing and given by personal delivery or sent by certified mail, return receipt requested to the address(es) set forth at the beginning of this Agreement or to such other address(es) as the parties may designate in writing prior to the giving of any notice.   Notices will be deemed “delivered” when actually left in the custody of an adult agent or employee if given by personal delivery; or if given by certified mail, one business day after being deposited with the U.S. Postal Service with proper address and postage paid.

23.   Interpretation.  All the terms and provisions of this Agreement will be binding upon and inure to the benefit of the successors and assigns of the parties.  However, nothing in this paragraph may be construed as consent by USI to the assignment or transfer of this Agreement or any rights by Licensee.

24.   No Waiver.  Failure of USI to insist upon the strict performance of any term, covenant, or condition contained in this Agreement will not constitute or be construed as a waiver or relinquishment of USI’s rights to enforce thereafter any such term, covenant, or condition; and it will continue in full force and effect.

25.   Litigation Expense.  If an action at law or suit in equity is brought to establish, obtain or enforce any right by either of the parties to this Agreement, the prevailing party in the suit or action, in the trial and/or appellate courts, will be entitled to reasonable attorneys fees to be recovered from the other party as well as that party’s costs and disbursements incurred in such suit or action.

26.   Entire Agreement.  This Agreement, including its Rider, and the Purchase Agreement contains the entire agreement between the parties relating to its subject matter, and all prior proposals, discussions or writings (other than the Purchase Agreement), are superseded.  The terms of this Agreement will be binding upon and will inure to the benefit of the parties and their permitted successors, heirs, and assigns (if any).

27.   Applicable Law and Forum.  This Agreement and the License will be governed, construed, and enforced in accordance with the laws of the state of Nevada.  The exclusive forum for any disputes arising out of or in connection with this Agreement and/or the License will be in the federal or state courts located in Nevada.

28.   Headings.  The Section headings contained in this Agreement are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement.

29.   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

U-SWIRL YOGURT, INC., to be known as U CREATE ENTERPRISES INCORPORATED	U-SWIRL INTERNATIONAL, INC.

By: /s/ Justin Cartwright	By: /s/ Henry Cartwright
Justin Cartwright	Henry Cartwright
President	President

STANDARDS AND SPECIFICATIONS RIDER
TO LICENSE AGREEMENT

USI establishes the following initial standards and specifications for the Services offered and sold by Licensee under the foregoing License:

The Services offered and sold by Licensee, and any goods sold by licensee in connection with the Services, must be of at least the same quality as Licensee was providing through its business immediately prior to the effectiveness of the Purchase Agreement.